Exhibit 99.1

CONTACT:	J.D. McGraw, President
Nova Biosource Fuels, Inc.
+1 713 869 6682
or
Hala Elsherbini
Halliburton Investor Relations
+1 972 458 8000

Nova Biosource Fuels Announces First Funding Under $41 Million Senior Secured Credit Facility

$10.6 Million Funding Milestone Continues Progress at Seneca, Illinois Biodiesel Refinery

HOUSTON, TX — March 4, 2008 — Nova Biosource Fuels, Inc. (AMEX:NBF) announced today that it has satisfied the conditions precedent and completed its first funding of $10.6 million under its $41 million senior secured credit facility with WestLB AG, one of the world’s leading financial services providers for alternative energy companies.  The proceeds of the loan were used to pay project costs and related fees and expenses in connection with the on-going construction of its 60 million gallon per year biodiesel refinery in Seneca, Illinois.  The refinery is mechanically complete and Nova is in the process of making additional funding requests under the credit facility in order to procure feedstock and commence commissioning and start-up of the refinery.

“This is an important milestone for financing the final stages of construction of our Seneca biodiesel refinery,” said Kenneth T. Hern, Chairman and CEO of Nova.  “With adequate financial resources to pay the project costs associated with completing and commissioning our refinery, we believe we are well on our way to producing ASTM D6751 quality biodiesel using high free fatty acid feedstocks soon.  Our construction partners have done a superb job in working together to bring this dream to reality.”

About Nova Biosource Fuels, Inc.

Nova Biosource Fuels, Inc. is an energy company that refines and markets ASTM standard biodiesel and related co-products through the deployment of its proprietary, patented process technology, which enables the use of a broader range of lower cost feedstocks. Nova is focused on building and operating a number of Nova-owned biodiesel refineries, with a goal of attaining production capacity of between 180 to 220 million gallons of biodiesel fuel on an annual basis. In particular, it is investing to improve the profitability of its 10 million gallon per year biodiesel refinery in Clinton, Iowa, while also completing the construction of its 60 million gallon per year biodiesel refinery in Seneca, Illinois. Nova’s business strategy for the next three years includes building up to seven biodiesel refineries with production capacities ranging from 20 to 100 million gallons each per year. More information on Nova Biosource Fuels can be found at www.novabiosource.com.

Forward Looking Statements

This news release contains forward-looking statements, including statements regarding Nova’s plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. Readers are urged to carefully review and consider the various risk factors disclosed by Nova in its reports filed with the Securities and Exchange Commission, including Nova’s Annual Report on Form 10-KSB for the period ended October 31, 2007, which describes the risks and other factors that may affect Nova’s business, financial condition, results of operations and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, Nova’s actual results may vary materially from those expected or projected in this release or in Nova’s other filings.